EXHIBIT 10.3

LOGITECH INTERNATIONAL S.A.

Compensation Terms for Non-Executive Board Members for September 2011 — September 2012 Board Year

Set out below is a summary of the compensation to be paid to non-executive members of the Logitech Board of Directors for the period beginning September 8, 2011 continuing until the date of the Logitech Annual General Meeting of Shareholders in September 2012.

•                  An annual retainer of CHF 60,000.

•                  An additional annual retainer of CHF 20,000 to the lead independent director.

•                  An additional annual retainer of CHF 40,000 to the chair of the audit committee.

•                  An additional annual retainer for non-Chair members of the audit committee of CHF 15,000.

•                  An additional annual retainer of CHF 30,000 to the chair of the compensation committee.

•                  An additional annual retainer for non-Chair members of the compensation committee of CHF 10,000.

•                  An additional annual retainer for non-Chair members of the nominating committee of CHF 3,000.

•                  For continuing members, a grant of restricted stock units with a value at grant of CHF 120,000, to vest in full on August 31, 2012.

•                  Compensation, paid annually in arrears, for the number of travel days, or part of a travel day, spent traveling to attend Board and committee meetings, at the rate of CHF 2,500 per day or part of a day of travel.  Board members will not be compensated for any travel that occurs on the day of the Board or the Committee meetings in addition to the compensation they already receive for attendance at those meetings.

•                  Reimbursement of reasonable expenses for non-local travel (business class). Expenses are reimbursed immediately, upon presentation of an expense report to the local regional headquarters.

•                  Reimbursement for the cost of continuing education programs associated with Logitech Board or Committee service.

•                  Non-executive Board members may elect to take their Board fees in Logitech shares, net of withholdings.  Any such shares are to be issued under the 2006 Stock Incentive Plan.  The acquisition price per share shall be determined based on the closing price of Logitech shares on the date of purchase.

•                  Fees are paid in arrears at the time of the Annual General Meeting each year, for service in the prior year.